QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Evergreen Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EVERGREEN RESOURCES, INC.
1401 17th Street, Suite 1200
Denver, Colorado 80202
303.298.8100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2003

TO THE SHAREHOLDERS OF EVERGREEN RESOURCES, INC.:

        NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Evergreen Resources, Inc., a Colorado corporation (the "Company"), will be held at The Pinnacle Club, 555 Seventeenth Street, 37th floor, Denver, Colorado 80202, on May 6, 2003, at 10:00 a.m., Mountain Daylight Time, and at any adjournment thereof (the "Meeting"), for the purpose of considering and acting upon the following matters:

  1.
  The election of four directors of the Company.

  2.
  The ratification of the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2003.

  3.
  The transaction of such other business as may properly come before the Meeting.

        This proxy statement and the accompanying proxy are being mailed to the shareholders of the Company on or about April 11, 2003.

        Only holders of record of the Company's common stock at the close of business on March 14, 2003, the record date, are entitled to notice of and to vote at the Meeting.

        All shareholders, whether or not they expect to attend the Meeting in person, are urged to sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope, which requires no additional postage if mailed in the United States. The granting of a proxy will not affect your right to vote in person if you attend the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS.

Kevin R. Collins SECRETARY

Denver, Colorado
April 11, 2003

EVERGREEN RESOURCES, INC.

PROXY STATEMENT
2003 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Evergreen Resources, Inc., a Colorado corporation (the "Company" or "Evergreen"), for use at the Company's Annual Meeting of Shareholders to be held at The Pinnacle Club, 555 Seventeenth Street, 37th floor, Denver, Colorado 80202, on May 6, 2003, at 10:00 a.m., Mountain Daylight Time, and at any adjournment thereof (the "Meeting"). This proxy statement and the accompanying proxy are being mailed to the shareholders of the Company on or about April 11, 2003.

        Any person signing and returning the enclosed proxy may revoke it at any time before it is voted by giving written notice of revocation to the Company's stock transfer agent or by voting in person at the Meeting. Any written notice revoking a proxy should be sent to: Computershare Trust Company, Inc., P.O. Box 1596, Denver, Colorado 80201. The expense of soliciting proxies, including the cost of preparing, assembling and mailing these proxy materials, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made by use of mail, telephone, fax or the Internet, or by the services of the Company's directors, officers and employees, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses for that purpose.

        All shares represented by valid proxies will be voted in accordance therewith at the Meeting. If no direction is made, validly executed and returned proxies will be voted for the election of the nominees for director named below, for ratification of the appointment of independent auditors and in the discretion of the proxy holders with respect to any other matters properly brought before the Meeting.

        The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2002 is being mailed along with these proxy materials to the Company's shareholders and contains financial information regarding the Company. See "Financial Information," below.

SHARES OUTSTANDING AND VOTING RIGHTS

        All voting rights are vested exclusively in the holders of the Company's no par value common stock (the "Common Stock"), with each share entitled to one vote. Only shareholders of record at the close of business on March 14, 2003, the record date, are entitled to notice of and to vote at the Meeting. On March 14, 2003, the Company had 19,070,247 shares of Common Stock outstanding, each of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of directors. No fractional shares are presently outstanding.

        A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Meeting. The four nominees for director receiving the most votes for election will be elected director, provided that a quorum is present. The proposal to ratify the appointment of the independent auditors will be approved if the votes cast in favor of the proposal exceed the votes cast against it, again provided that a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors or the proposal to approve the appointment of the independent auditors, but will be counted for purposes of determining if a quorum is present.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information as of April 1, 2003 regarding the Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the common stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table below (the "Named Executive Officers"); and (iv) all directors and executive officers as a group. No shareholder was known to the Company to be the beneficial owner of more than five percent of the outstanding common stock as of April 1, 2003. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of April 1, 2003 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as may be indicated in the footnotes to this table and under applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder's name.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding
Alain G. Blanchard	45,876	(1)	*
Dennis R. Carlton	275,781	(2)	1.43%
Robert J. Clark	1,230	(3)	*
Kevin R. Collins	217,148	(4)	1.13%
Larry D. Estridge	18,585	(5)	*
Andrew D. Lundquist	347		*
John J. Ryan III	681,120	(6)	3.57%
Mark S. Sexton	348,569	(7)	1.80%
Scott D. Sheffield	2,000		*
Arthur L. Smith	—		0
J. Scott Zimmerman	—		0
All Directors and Executive Officers As a Group (11 Persons)	1,590,656	(8)	8.04%

*
Less than 1%

(1)
Includes 2,540 shares issuable pursuant to stock options.

(2)
Includes 232,982 shares issuable pursuant to stock options.

(3)
Represents 1,230 shares issuable pursuant to stock options.

(4)
Includes 196,500 shares issuable pursuant to stock options.

(5)
Includes 11,220 shares issuable pursuant to stock options.

(6)
Includes 13,080 shares issuable pursuant to stock options.

(7)
Includes 237,981 shares issuable pursuant to stock options.

(8)
Includes 695,533 shares issuable pursuant to stock options.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Company's articles of incorporation provide that the members of the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year. Directors in each class are elected for three-year terms, or one-year or two-year terms if necessary to equalize the number of directors in each class. The articles of incorporation also provide that the Board will be composed of at least six members. The Board currently consists of nine members, of which four are to be elected at the Meeting.

        The four nominees for director receiving the most votes for their election will be elected directors, assuming a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors. Shareholders do not have the right to cumulate their votes for directors. The persons named in the enclosed form of proxy, unless otherwise directed therein, intend to vote such proxy FOR the election of each of the nominees named below as director for the term specified. If a nominee is unable to serve for any reason, the persons named in the proxy are expected to vote for such nominees as are recommended by management or to reduce the number of persons to be elected (subject to the requirements of the articles of incorporation). Management has no reason to believe that the nominees will be unable or unwilling to serve if elected to office.

        In connection with an increase in the number of directors from seven to nine, the Board of Directors appointed Robert J. Clark and Andrew D. Lundquist to fill the newly created vacancies in November of 2002. In order to provide for equal numbers of directors in each class, Mr. Clark has been nominated for a three-year term expiring in 2006, and Mr. Lundquist has been nominated for a two-year term expiring in 2005. In addition, the Board of Directors has nominated Alain G. Blanchard and Scott D. Sheffield to serve for three-year terms. These four nominees are currently serving as directors and have consented to serve for the new terms if re-elected.

        The Board of Directors recommends a vote "FOR" the election of each of the nominees identified below as a director for the term indicated.

Present Directors Nominated For Re-Election

Name	Age	Position	Director Since	Term to Expire
Alain G. Blanchard	62	Director	1989	2006
Robert J. Clark	58	Director	2002	2006
Andrew D. Lundquist	42	Director	2002	2005
Scott D. Sheffield	50	Director	1996	2006

Directors Continuing in Service

Name	Age	Position	Director Since	Term to Expire
Dennis R. Carlton	52	Executive Vice President and Director	1995	2004
Larry D. Estridge	59	Director	1989	2005
John J. Ryan III	75	Director	1989	2005
Mark S. Sexton	47	President, CEO, Chairman and Director	1995	2004
Arthur L. Smith	50	Director	2000	2004

        There are no family relationships among any directors, executive officers or persons nominated or chosen by Evergreen to become a director or executive officer.

        Additional information regarding the nominees for election as directors and the continuing directors of the Company follows:

Nominees

Alain G. Blanchard	Director

Mr. Blanchard was named a director of Evergreen in May 1989. Mr. Blanchard has managed discretionary funds for private and institutional clients for over 20 years. Mr. Blanchard graduated from the University of Paris with a doctorate in economics and a degree in political science.

Robert J. Clark	Director

Mr. Clark was named a director of Evergreen in November 2002. Mr. Clark is the President of Bear Cub Energy, LLC, a private gas gathering and processing company. In 1995, Mr. Clark formed a predecessor company, Bear Paw Energy LLC, which was sold in early 2001. From 1988 to 1995, he was President of SOCO Gas Systems, Inc. and Vice President—Gas Management for Snyder Oil Corporation ("SOCO"). Mr. Clark was Vice President-Gas Gathering, Processing and Marketing of Ladd Petroleum Corporation, an affiliate of General Electric, from 1985 to 1988. Prior to 1985, Mr. Clark held various management positions with NICOR, Inc. and its affiliate NICOR Exploration, Northern Illinois Gas and Reliance Pipeline Company. Mr. Clark is also on the board of Patina Oil and Gas Corporation. Mr. Clark received a Bachelor of Science Degree from Bradley University and an M.B.A. from Northern Illinois University.

Andrew D. Lundquist	Director

Mr. Lundquist was named a director of Evergreen in November 2002. Mr. Lundquist is the President of The Lundquist Group, LLC, a Washington, D.C.—based consulting firm that provides analytic and strategic advice to senior executives of corporations. During 2001, he served as the Director of The White House National Energy Policy Development Group, which directed the cabinet-level task force created by the President and headed by the Vice President that produced the President's National Energy Policy. At that same time, he also served as Senior Advisor to the President and Vice President on energy issues. Mr. Lundquist was the Majority Staff Director of the U.S. Senate Energy and Natural Resources Committee from 1998 to 2001. Mr. Lundquist received a Bachelor of Science degree from the University of Alaska and a J.D. from Catholic University Columbus School of Law.

Scott D. Sheffield	Director

Mr. Sheffield was named a director of Evergreen in September 1996. Since April 1985, Mr. Sheffield has served as Chairman, President and Chief Executive Officer of Pioneer Natural Resources Company, an energy company traded on the New York Stock Exchange ("NYSE"), and its predecessor company, Parker & Parsley Petroleum Company. From 1979 to April 1985, he was employed by Parker & Parsley in various engineering positions, including serving from 1981 to 1985 as Vice President of Engineering. Mr. Sheffield obtained a Bachelor of Science degree in petroleum engineering from the University of Texas.

Continuing Directors

Dennis R. Carlton	Executive Vice President—Exploration, Chief Operating Officer and Director President—Evergreen Operating Corporation

Mr. Carlton joined Evergreen in 1981 and was named a director in March 1995. Mr. Carlton was named Executive Vice President—Exploration and Chief Operating Officer in March 2003. Previously, he had served as Evergreen's Senior Vice President of Exploration and Operations since 1997. Mr. Carlton has also managed the daily activities of Evergreen's operating subsidiary, Evergreen Operating Corp. ("EOC"), and has served as President of EOC since 1995. He received a Bachelor of Science degree in geology and a Masters of Science degree in geology from Wichita State University.

Larry D. Estridge	Director

Mr. Estridge was named a director of Evergreen in May 1989. He is a member in the law firm Womble Carlyle Sandridge & Rice, PLLC. Mr. Estridge joined Womble Carlyle in January 1999 and has served since that date as the Managing Member of its Greenville, South Carolina office. Prior to January 1999, he was a partner with Wyche, Burgess, Freeman & Parham, P.A. from July 1972 through December 31, 1998. He has represented Evergreen and a number of affiliated companies for over 14 years. See "Insider Participation and Transactions with Directors and Management," below. Mr. Estridge received an A.B. degree from Furman University and a J.D. from Harvard University School of Law.

John J. Ryan III	Director

Mr. Ryan was named a director of Evergreen in May 1989. Since 1972 he has been engaged in international tax and investment activities through CISA Trust Company (Switzerland) S.A., of which he is Chairman. Mr. Ryan attended the University of Lausanne, Switzerland in 1946 and the University of Virginia in 1947.

Mark S. Sexton	President, CEO, Chairman and Director CEO—EOC

Mr. Sexton joined Evergreen in 1989 and initially managed the daily operating activities of Evergreen's operating subsidiary, EOC. He has been a director of Evergreen since March 1995 and was named President and CEO in June 1995 and chairman of the Board of Directors in 1999. Mr. Sexton is registered as a professional engineer in Colorado. He graduated from Stanford University in 1978 with a Bachelor of Science degree in mechanical engineering. He was previously employed in various technical, financial and management positions with Amoco Production Company, Norwest Bank and energy companies specifically targeting coal bed methane development. Mr. Sexton is also a director of KFx Inc. and is involved on the boards of professional trade associations and non-profit organizations. See "Insider Participation and Transactions with Management," below.

Arthur L. Smith	Director

Mr. Smith was named a director of Evergreen in June 2000. Since 1984 Mr. Smith has been Chairman and Chief Executive Officer of John S. Herold, Inc., an independent energy research and consulting firm based in Norwalk, Connecticut. Prior to joining John S. Herold, Inc., he was involved in institutional equity research and corporate finance for Oppenheimer and Co., Inc., The First Boston Corp. and Argus Research Corp. Mr. Smith received a Bachelor of Arts from Duke University and an MBA from New York University's Stern School of Business. Mr. Smith, a chartered Financial Analyst (CFA), is also a director of Plains All American Pipeline, L.P.

MEETINGS OF DIRECTORS AND COMMITTEES

        The Company's Board of Directors held five meetings during 2002. The Company has established Audit, Compensation, and Corporate Governance/ Nominating Committees. Certain information about these committees is provided below. All directors attended at least 75% of the Board and assigned committee meetings during 2002.

        The Audit Committee is presently composed of John J. Ryan III (chairman), Alain G. Blanchard and Robert J. Clark. This Committee recommends the firm to be retained as the Company's independent auditors and consults with and reviews the reports of the Company's independent auditors and the Company's internal financial staff. The Audit Committee held eight meetings during 2002. See "Audit Committee Report" and "Proposal 2—Ratification of Appointment of BDO Seidman, LLP as Independent Auditors for 2003," below.

        The Compensation Committee is presently composed of Arthur L. Smith (chairman), Alain G. Blanchard, Andrew D. Lundquist and Scott D. Sheffield. The Compensation Committee assists the Board in establishing compensation for key employees. This Committee held three meetings during 2002. See "Compensation Committee Report on Executive Compensation," below.

        The Corporate Governance/ Nominating Committee is presently composed of Larry D. Estridge (chairman), Andrew D. Lundquist and Scott D. Sheffield. This Committee evaluates the performance of incumbent directors and recommends to the Board and shareholders nominees to serve as directors. The Committee also develops and recommends to the Board corporate governance principles applicable to the Company. For information on procedures by which shareholder nominations for directors may be made, see "Shareholder Proposals," below. One Corporate Governance/ Nominating Committee meeting was held during 2002.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

        Corporate Governance Matters:    On March 24, 2003, the Board of Directors adopted corporate governance guidelines applicable to the Board and a code of ethics applicable to the Company's employees, officers, directors, agents and representatives. These guidelines and policies will be formally introduced to employees and posted to the Company's corporate website (www.evergreengas.com) in the near future. Among other things, the terms of the Company's corporate governance guidelines provide that the non-management directors will meet in executive session during each of the Board's regularly scheduled meetings without any management directors present. The non-management directors will designate a director to preside at each session.

        In addition, the Company's corporate governance guidelines require that a minimum of two-thirds of the Company's directors satisfy the independence guidelines established by the SEC, the NYSE and any other applicable regulatory authorities. The guidelines require that, in order to be deemed independent, the director must be determined to have no material relationship with the Company. Pursuant to NYSE rule proposals and the guidelines, the Board may adopt categorical standards to assist in determining the independence of its members, in addition to standards prescribed by the NYSE and the SEC. Effective March 24, 2003, the Board adopted such standards. Under these standards:

  •
  A director will not be deemed "independent" if, within the preceding five years: (i) the director was employed by the Company; (ii) an immediate family member of the director was employed by the Company as an officer; (iii) the director was employed by or affiliated with the Company's (present or former) independent auditor; (iv) an immediate family member of the director was employed by or affiliated with the Company's (present or former) independent auditor; or (v) a Company executive officer was on the compensation committee of the board of directors of a company which employed the director, or which employed an immediate family member of the director.

  •
  The following relationships will not be considered to be material relationships that would impair a director's independence: (i) if a Company director is an executive officer, partner or principal of another company that does business with the Company, and the total amount of payments to or from the Company as a result of such business relationship are less than one percent of the annual revenues of both the Company and the company for which the director serves as an executive officer, partner or principal; (ii) if a Company director is an executive officer, partner or principal of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other is less than one percent of the total consolidated assets of the company for which the director serves as an executive officer, partner or principal; and (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are less than one percent of that organization's total annual charitable receipts.

  •
  The Board may determine that, in its judgment, a director who does not meet the guidelines set forth in the paragraph immediately above nonetheless does not have a relationship with the Company that would interfere with his independent judgment.

        Applying the Company's corporate governance guidelines and the NYSE guidelines described above, the Board has determined that seven of the nine directors are independent. Of those seven independent directors, five directors have no relationship with the Company, and two directors have relationships that fall within the Company's standards for relationships that do not impair independence.

        Audit Committee Financial Expert:    In order to comply with certain additional pending SEC regulations, the Board has examined the SEC's definition of "audit committee financial expert" and has determined that Robert J. Clark, a director and nominee for election as a director, meets these standards and also is independent under applicable NYSE standards. Accordingly, Mr. Clark has been designated by the Board as the Company's "audit committee financial expert."

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is composed of three directors who are considered independent or whom the Board has determined to be independent under applicable NYSE rules. The Committee operates under a written charter adopted by the Board in June 2000.

        The primary purpose of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. The Audit Committee annually reviews and recommends to the Board the selection of the Company's independent accountants, subject to shareholder ratification.

        Management is responsible for preparing the Company's financial statements. The independent accountants are responsible for performing an independent audit of the Company's audited financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

        In this context, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

        The Company's independent accountants also provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the Committee has discussed with the independent accountants that firm's independence. The Committee has considered whether the independent accountants' provision of non-audit services is compatible with maintaining the independence of the accountants.

        Based on the above discussions and review with management and the independent accountants, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors:

Alain G. Blanchard
Robert J. Clark
John J. Ryan III, Chairman

BUSINESS EXPERIENCE OF OTHER EXECUTIVE OFFICERS

        The following provides certain information concerning the executive officers of the Company who are not also directors:

Kevin R. Collins	Executive Vice President—Finance, Chief Financial Officer, Treasurer and Secretary

Mr. Collins, age 46, was named Executive Vice President in March 2003 and has served as Evergreen's Vice President, Chief Financial Officer and Treasurer since June 1995 and as Secretary since 1999. He has over 13 years of public accounting experience. Mr. Collins received a Bachelor of Science in business administration and accounting from the University of Arizona, and, before joining Evergreen, was employed by BDO Seidman, LLP, where he was a senior manager.

J. Scott Zimmerman	Vice President—Operations and Engineering

Mr. Zimmerman, age 46, joined Evergreen in January 2003. Mr. Zimmerman was previously Vice President—Energy Sector for JM Huber Corp., where he was employed since 1982, specializing in coal bed methane exploration and development in the Rocky Mountain Region. Prior to joining Huber, Mr. Zimmerman was a Production Engineer and Reservoir Engineer with Amoco Production Company. Mr. Zimmerman received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979. He is a member of the Society of Petroleum Engineers.

        Each officer of the Company holds office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors if in its judgment it is in the best interests of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following information is furnished for the years ended December 31, 2002, 2001 and 2000, for the Company's Chief Executive Officer and the two other executive officers of the Company whose salary and bonus exceeded $100,000 during 2002 (as defined above, the "Named Executive Officers").

Long Term Compensation
Awards
Annual Compensation
Securities Underlying Options (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($)(1)
Mark S. Sexton President and CEO	2002 2001 2000	325,000 250,000 225,000	375,000 375,000 150,000	— 50,000 103,000	15,808 14,827 28,344
Dennis R. Carlton Executive Vice President—Exploration, and COO	2002 2001 2000	275,000 215,000 200,000	375,000 275,000 150,000	— 50,000 103,000	9,883 8,614 24,500
Kevin R. Collins Executive Vice President, CFO, Treasurer and Secretary	2002 2001 2000	225,000 175,000 140,000	225,000 175,000 100,000	— 50,000 90,000	8,629 7,229 4,525

(1)
Amounts for 2002 include the dollar value of contributions made by the Company to the account of each Named Executive Officer under the Company's 401(k) plan as follows: Mr. Sexton, $11,000; Mr. Carlton, $5,748; and Mr. Collins, $5,264. The balance of the amounts for 2002 represent amounts paid for untaken leave for each Named Executive Officer.

        The following table sets forth information with respect to the Named Executive Officers concerning options exercised during 2002 and the value of unexercised options held as of the end of the last fiscal year.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2002(#)
					Value of Unexercised In-the-Money Options at December 31, 2002($)(2)
	Shares Acquired on Exercise(#)
Name		Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark S. Sexton President and CEO	50,269	$1,583,751	207,231	106,500	$6,151,245	$1,995,838
Dennis R. Carlton Executive Vice President—Exploration, and COO	25,192	$831,189	202,232	106,500	$5,962,027	$1,995,838
Kevin R. Collins Executive Vice President, CFO, Treasurer and Secretary	20,000	$690,000	169,000	100,000	$4,714,338	$1,824,563

(1)
Value realized represents the difference between the fair market value of the Common Stock on the date of exercise and the option exercise price.

(2)
Value represents the difference between the closing price of the Common Stock on December 31, 2002 ($44.85) and the option exercise price.

        There were no option grants to the Named Executive Officers in the last fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes information as of December 31, 2002, relating to the Company's equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of Evergreen Common stock may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(1)
	(A)	(B)	(C)
Equity compensation plans approved by security holders(2)	1,405,028	$22.43	670,750
Equity compensation plans not approved by security holders	0	0	0

Total	1,405,028	$22.43	670,750

(1)
The 2000 Stock Incentive Plan includes an "evergreen" or "replenishment" formula which provides that the number of shares authorized for issuance may be increased each year by the lesser of either 150,000 shares or an amount determined by the Board of Directors. The shares shown in column (C) may be the subject of awards other than options, warrants or rights granted under the 2000 Stock Incentive Plan.

(2)
Includes the Company's Key Employee Equity Plan, Initial Stock Option Plan and 2000 Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Company's compensation program for its executive officers generally is composed of three principal components: base salary, annual incentive compensation and long-term incentive compensation in the form of stock-based awards. Evergreen's compensation policy has been to offer conservative base salaries and to provide performance-based incentives in the form of annual bonuses and stock awards in order to provide an overall competitive compensation package for executive officers. The goal of the Compensation Committee (the "Committee"), which administers the Company's executive compensation program, is to ensure that the Company retains qualified, experienced executives whose financial interests are aligned with that of the shareholders. The Committee considers general industry practice, tax effects and other factors in structuring executive compensation. In addition to the elements of the Company's compensation program described below, effective March 1, 2002, the Company entered into change in control agreements with each of the Named Executive Officers. See "Change in Control Agreements," below.

        Base Salaries:    Base salaries for each of the Company's executives are determined by taking into consideration performance, length of tenure with the Company and compensation paid to key executives by other oil and gas companies comparable to the Company in size and complexity. In order to determine comparable salary levels paid within the industry, the Committee reviews various surveys and publicly filed information regarding a selected peer group of comparable companies. The salaries paid to the Named Executive Officers in 2002 are stated in the "Summary Compensation Table," above.

        Annual Bonus Incentives:    Performance by executives is measured by several criteria which are considered important to the Company's success. These criteria are not specifically weighted in the determination of salary increases and bonuses, since the relative importance of such criteria may change from year to year and the relative responsibilities of each executive in the achievement of the objectives may differ. Examples of criteria considered are (i) quantity of oil and gas reserves and increases in such reserves; (ii) increases in production and cash flow; (iii) finding costs of oil and gas reserves; (iv) controls exerted over lifting costs and resulting stabilization or reduction of lifting costs; (v) discovery and investigation of prospective new projects; and (vi) overall financial management. Of particular importance in determining 2002 bonus payments were substantial increases in proved reserves, production and reductions in finding costs. Though the Committee did not establish specific numeric formulas for determining the amount of bonuses based on these increases, increases in these criteria were important factors in the Committee's compensation decisions because the Committee believed that the experience, skill, good judgment and management practices of the executives contributed substantially to these increases. The bonuses paid to the Named Executive Officers in 2002 are stated in the "Summary Compensation Table," above.

        Stock-Based Awards:    The Committee also utilizes restricted stock and/or stock options as incentives for executives. In determining the number of shares and/or share options to be awarded to each executive, the Committee considers the individual performance of each executive, his level of responsibility, his base salary, and the number of shares and options already owned by the executives as a group relative to the total number of outstanding shares and stock options owned by all shareholders. No stock options or restricted stock awards were granted in 2002 to the Named Executive Officers. In March of 2003, the Committee granted each of Mark S. Sexton, Dennis R. Carlton and Kevin R. Collins restricted stock awards for 20,000 shares of Common Stock subject to vesting over a four-year period.

        Compensation of the Chief Executive Officer:    During the fiscal year ended December 31, 2002, Mark S. Sexton, President and CEO, received annual compensation of $340,808 for his services. This includes a salary of $325,000, deferred compensation pursuant to the Company's 401(k) plan in the amount of $11,000 and $4,808 in payment for untaken leave. In setting the salary for Mr. Sexton for 2002, the Committee considered all of the criteria described above in this report, along with information indicating that his previous salary was in the range of CEOs of comparable companies. The Committee observed that the performance of the Company under certain key criteria (as described under "Annual Bonus Incentives," above) was superior and that its increases in proved reserves, production and reductions in finding costs substantially exceeded the performance of most peer companies. The Committee therefore determined that a bonus payment in the amount of $375,000 to Mr. Sexton was appropriate.

        Section 162(m):    Under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), federal income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million in any one year. The Compensation Committee is committed to preserving the deductibility of compensation in accordance with the requirements of Section 162(m) and related regulations to the extent practicable to do so. However, the Company retains the flexibility to award compensation that is not eligible for such treatment under Section 162(m) if it is determined to be in the best interests of the Company to do so.

Respectfully submitted by the Compensation Committee of the Board of Directors:

Andrew D. Lundquist
Scott D. Sheffield
Alain G. Blanchard
Arthur L. Smith, Chairman

CHANGE IN CONTROL AGREEMENTS

        Effective March 1, 2002, the Company entered into change in control agreements with each of the Named Executive Officers. The terms and conditions of the change in control agreements are identical. Each change in control agreement will continue in effect until the earliest of (i) December 31, 2004 if no change in control has occurred, subject to automatic renewal for additional one-year periods unless the Company gives notice to the Named Executive Officer that it does not wish to extend the agreement; (ii) the termination of the Named Executive Officer's employment with the Company for any reason prior to the change in control; or (iii) the end of a two-year period following a change in control and the fulfillment by the Company and the Named Executive Officer of all obligations under the change in control agreement.

        Under the terms of each change in control agreement, if a change in control of the Company occurs while the Named Executive Officer is an employee of the Company, and a qualifying termination of his employment with the Company occurs within the 24-month period following the change in control, then the Named Employee is entitled to certain compensation payments and benefits. A "qualifying termination" means the Company's termination of the Named Executive Officer's employment for a reason other than death, disability, retirement or "cause" (as defined in the agreement), or the Named Executive Officer's termination of his employment for "good reason" (which includes a material reduction in duties and responsibilities or salary, the failure of the Company to continue certain benefits and certain relocations). A "change in control" is deemed to have taken place upon the occurrence of certain events, including the acquisition by a person or entity of 50% or more of the outstanding Common Stock, the merger or consolidation of the Company with or into another corporation where the Company is not the surviving corporation, the sale of all or substantially all of the assets of the Company or a change in a majority of the Board of Directors of the Company within a 12-month period.

        The change in control agreements provide that, upon a qualifying termination after a change in control, the Company will pay a lump-sum cash severance benefit in an amount equal to the sum of (i) three times the executive's average base salary (as defined in the agreement) during two years in the three-year period before termination plus (ii) three times the average annual incentive bonus earned under any incentive bonus plan of the Company during two out of the last three years before termination. The change in control agreements also provide that, in the event of a qualifying termination after a change in control, the Named Executive Officer will receive a lump-sum cash amount equal to accrued salary and earned bonus payments, a pro rata portion of the annual bonus for the year of termination and any accrued vacation pay.

        In addition, the agreements provide that upon a qualifying termination after a change in control, all Company stock options, stock appreciation rights or similar stock-based awards held by the Named Executive Officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by the Company will be removed and such awards will be fully vested. The Named Executive Officers will also be entitled to receive "gross-up payments" equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change in control agreement are deemed excess parachute payments for federal income tax purposes.

        The change in control agreements also provide that the Company will continue to provide for two years the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed prior to termination and will provide the Named Executive Officer with two additional years of service credit under all non-qualified retirement plans and excess benefits plans in which the Named Executive Officer participated at termination. The change in control agreements also provide that the Named Executives are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the Named Executive Officer fails to comply with any of these provisions, he will not be entitled to receive any payment or benefits under the agreement.

INSIDER PARTICIPATION AND TRANSACTIONS WITH DIRECTORS AND MANAGEMENT

        Since January 1999, Mr. Estridge has been a member of the law firm of Womble Carlyle Sandridge & Rice, PLLC in Greenville, South Carolina, which provided legal services to the Company from time to time during 2002 at customary rates. Total legal fees paid to Womble Carlyle during 2002 were $104,000. Management intends to obtain legal services from the firm in 2003 upon substantially the same terms for such services as applicable for prior years.

        On February 9, 2001, Evergreen completed a transaction with KFx Inc. ("KFx"), a provider of clean coal technology and service solutions to the electric power generation industry, under which KFx sold to Evergreen a portion of its convertible preferred stock investment in its Pegasus Technologies, Inc. subsidiary ("Pegasus"), representing an approximate 8.8% as converted interest in Pegasus, for $1.5 million. Under the terms of the agreement, KFx was required to repurchase the interest on January 31, 2002 unless Evergreen elected to extend the repurchase date to January 1, 2003. Evergreen extended the repurchase date to January 1, 2003 in consideration for the option to purchase additional convertible preferred stock in Pegasus for $1.2 million through January 1, 2003. Evergreen elected not to exercise its option to purchase additional preferred stock in Pegasus. On May 1, 2002, KFx repurchased the convertible preferred stock from the Company for $2.0 million plus accrued interest.

        In connection with the purchase of the convertible preferred stock on February 9, 2001, Evergreen was provided with a five-year warrant to purchase one million shares of KFx common stock at $3.65 per share, subject to certain adjustments, which included a reduction in the warrant price to $2.25 per share upon KFx's retirement of certain outstanding debentures. These debentures were retired in full by KFx in July of 2002; accordingly, the warrant exercise price was reduced to $2.25 per share.

        The President and Chief Executive Officer of Evergreen is on the board of directors of KFx, and the Chief Financial Officer of Evergreen is on the board of directors of Pegasus.

COMPENSATION OF DIRECTORS

        Directors who are not officers or are not salaried employees of the Company (as used herein, "independent directors") each receive a $30,000 annual retainer fee in the form of cash, Common Stock or options to purchase Common Stock, as elected by the director. Such options have an exercise price equal to the fair market value of the Common Stock on the date on grant, vest fully at the time of grant and have a term of five years. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending Board, committee and shareholder meetings. Independent directors who serve on the Audit and Compensation Committees also receive a fee for serving on these committees. In 2002, each independent director was paid $10,000 for service on the Audit Committee and $3,000 for service on the Compensation Committee.

        Directors fees for 2003 will consist of the $30,000 annual retainer fee plus committee retainers. The chairman of each of the Audit and Compensation Committee will receive a retainer of $10,000 and the Corporate Governance/ Nominating Committee chairman will receive a retainer of $5,000. Members of the Audit Committee will receive a retainer of $10,000, and members of the Compensation and Corporate Governance Committees will receive retainers of $5,000 each.

        Effective January 1, 2003, the Board of Directors approved a long-term compensation award for independent directors. The multi-year award consists of 12,000 stock options and 6,000 restricted shares of Common Stock. Both the stock options and restricted stock vest 20% per year.

        Effective December 2, 2002, the Compensation Committee approved "director stock ownership" guidelines equal to at least three times the annual Board retainer. Directors will be given two years to comply with this requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based upon a review of our records during the fiscal year ended December 31, 2002, of the Company's 10% shareholders, officers and directors, all applicable filing requirements under Section 16(a) of the Exchange Act were filed on a timely basis except for one late filing on Form 4 for each of Mr. Alain G. Blanchard and Mr. Dennis R. Carlton. The filing for Mr. Blanchard reported the sale of a total of 7,000 shares of Common Stock. The filing for Mr. Carlton reported a transfer of 21,250 shares of Commons Stock to an irrevocable family trust with an independent trustee.

PERFORMANCE GRAPH

        The following performance graph reflects the yearly percentage change in the cumulative, five-year total shareholder return on the Common Stock as compared with the cumulative, five-year total return of (i) NYSE Stock Market Index of U.S. Companies and (ii) a peer group index. The NYSE index and the peer group index were supplied by the Center for Research in Security Prices ("CRSP"), an independent third-party source. The peer group index is composed of approximately 126 companies categorized under the Standard Industrial Classification Number 13 (Oil and Gas Extraction) applicable to the Company. All cumulative returns are calculated on a fiscal year basis ending on December 31 of each year.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP AS
INDEPENDENT AUDITORS FOR 2003

        The Audit Committee has, following Board approval and subject to shareholder ratification, reappointed the firm of BDO Seidman, LLP as independent auditors to examine the books of the Company and its subsidiaries for the year ending December 31, 2003, and to report on the consolidated balance sheets, statements of income and other related statements of the Company and its subsidiaries. BDO Seidman has served as independent auditors for the Company continuously since 1989. Representatives of BDO Seidman are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions posed by the shareholders. Ratification of the reappointment of BDO Seidman as the Company's independent auditors requires the affirmative vote of a majority of the shares of Common Stock voting on such matter. Abstentions and shares held by a broker, as nominee, that are not voted on this matter will not be included in determining the number of votes cast.

        The Board of Directors recommends a vote "FOR" approval of the proposal to ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for 2003.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

        Aggregate fees billed, including out-of-pocket expenses, for professional services rendered by BDO Seidman in connection with the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2002 and the reviews of the Company's quarterly unaudited condensed consolidated interim financial statements during 2002 were $237,700. Of the total hours billed in connection with the audit, 86% of the hours were incurred by an accounting firm that has an alliance relationship with BDO Seidman.

Financial Information Systems Design and Implementation Fees

        During the year ended December 31, 2002, BDO Seidman rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

        In addition to the audit fees described above, aggregate fees of $69,100 were paid to BDO Seidman during the year ended December 31, 2002, consisting of the following non-audit professional services: tax-related services ($32,600); stock offering and convertible debt issuance and acquisition assistance ($36,500).

OTHER BUSINESS

        As of the date of this proxy statement, management of the Company is not aware of any matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

FINANCIAL INFORMATION

        The Company's Annual Report to Shareholders for the year ended December 31, 2002 is enclosed. The Company will provide without charge to any shareholder of record or beneficial owner of Common Stock a copy of the Company's 2002 Annual Report to Shareholders or the 2002 Annual Report on Form 10-K (without exhibits), including financial statements filed with the SEC. Any such request should be directed to Evergreen Resources, Inc., P.O. Box 660, Denver, CO 80201-0660, Attention: John Kelso, Director of Investor Relations.

SHAREHOLDER PROPOSALS

        Any proposal by a shareholder intended to be included in the Company's proxy materials for the Company's 2004 annual meeting must be received at the offices of the Company, P.O. Box 660, Denver, Colorado 80201-0660, no later than December 13, 2003. Pursuant to the Company's bylaws, shareholder proposals (other than director nominations), regardless of whether the proposal is intended to be included in the Company's proxy materials, must be submitted to the Company no later than the close of business on the 60th day before the first anniversary of the date of the preceding year's annual meeting and no earlier than the 90th day prior to such date. Such proposals must be made in accordance with established procedures. Shareholder nominations for director must be received by the Company no later than the close of business on the 30th day before the annual meeting of shareholders at which directors are to be elected and no earlier than the 60th day before the meeting. Such nominations must also be made in accordance with established procedures. A shareholder may obtain a copy of such procedures from the Company's Secretary. A proxy may confer discretionary authority to vote on any matter at a shareholder meeting if the Company does not receive notice of the matter within the timeframes described above.

Kevin R. Collins SECRETARY

Denver, Colorado
April 11, 2003

PROXY	EVERGREEN RESOURCES, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2003	PROXY

        The undersigned hereby constitutes and appoints Mark S. Sexton and Kevin R. Collins, and each of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to act for and vote all of the undersigned's shares of no par value common stock of Evergreen Resources, Inc., a Colorado corporation (the "Company"), at the Annual Meeting of Shareholders to be held at The Pinnacle Club, 555 Seventeenth Street, 37th floor, Denver, Colorado, at 10:00 a.m., Mountain Daylight Time, on May 6, 2003, and any and all adjournments thereof (the "Meeting"), for the purposes of considering and acting upon the following matters:

1.	The election of four directors of the Company to serve the terms indicated below.	For all nominees listed (except as marked to the contrary below) ☐	Withhold authority to vote for all nominees ☐
Nominees:	Alain G. Blanchard Term expiring 2006	Robert J. Clark Term expiring 2006	Andrew D. Lundquist Term expiring 2005	Scott D. Sheffield Term expiring 2006

(Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the following space):

2.
Ratification of the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2003

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

3.
Such other business as properly may come before the Meeting

        APPROVAL OF EACH MATTER LISTED ABOVE IS NOT CONTINGENT UPON THE APPROVAL OF ANY OTHER MATTER LISTED ABOVE.

(Continued on other side)

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS AND IN THE DISCRETION OF THE PROXY HOLDERS NAMED HEREIN WITH RESPECT TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

        SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATION ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO MATTERS RELATED TO THE MEETING ABOUT WHICH THE COMPANY DOES NOT RECEIVE TIMELY AND PROPER NOTICE AND WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2002, furnished therewith.

Dated:	, 2003

Signature(s) should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit power of attorney.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EVERGREEN RESOURCES, INC. PLEASE SIGN AND RETURN THIS PROXY TO COMPUTERSHARE TRUST COMPANY, P.O. BOX 1596, DENVER, CO 80201. THE GRANTING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT 2003 ANNUAL MEETING OF SHAREHOLDERS
MEETINGS OF DIRECTORS AND COMMITTEES
ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
BUSINESS EXPERIENCE OF OTHER EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR 2003